Exhibit 10.31
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
               THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Employment Agreement”) is entered into as of the 29th day of December 2008, between Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), and John S. Kokinchak (the “Executive”).
WITNESSETH:
               WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein; and
               WHEREAS, the Company and the Executive desire for this Employment Agreement to amend and supersede any prior employment agreements between the Company and the Executive.
               NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.	Employment.
(a)	The Company hereby employs the Executive as its Executive Vice President of Property Management, and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

(b)	During the term of this Employment Agreement, the Executive shall be and have the title of Executive Vice President of Property Management and shall devote all of his business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed by Executive Vice Presidents of Property Management of companies similar in size to, and in a similar business as, the Company, together with such other duties as may be reasonably requested from time to time by the President or Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”), which duties shall be consistent with his positions previously set forth and as provided in Paragraph 2.
2.	Term and Positions.
(a)	The period of employment of the Executive by the Company shall, subject to earlier termination as provided in this Employment Agreement, continue until December 31, 2009, with automatic one year renewals thereafter. Notwithstanding the foregoing, this Employment Agreement may be terminated by the Company with “cause” (as hereinafter defined) at any time and without cause upon not less than ninety (90) days prior written notice to the Executive.

(b)	During the term of this Employment Agreement, the Executive shall be entitled to serve as the Executive Vice President of Property Management of the Company. For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the articles of incorporation and code of regulations of the Company, as the same may be amended from time to time, and any Indemnification Agreement between the Company and the Executive that was in effect as of December 28, 2008 and as the same may be amended from time to time thereafter (the “Indemnification Agreement”).
(c)	If:
(i)	the Company materially changes the Executive’s duties and responsibilities as set forth in Paragraphs 1(b) and 2(b) without his consent;

(ii)	the Executive’s place of employment or the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Cleveland, Ohio; or

(iii)	there occurs a material breach by the Company of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within thirty (30) days after the Executive gives notice thereof to the Company;
then in any such event the Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company without “cause” (as defined in Paragraph 5(a)(ii)).
(d)	The Executive shall be deemed not to have consented to any written proposal calling for a material change in his duties and responsibilities unless the Executive shall give written notice of his consent thereto to the Board within fifteen (15) days after receipt of such written proposal. If the Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of said fifteen (15) day period.

(e)	Notwithstanding anything in this Employment Agreement to the contrary, if there shall occur a “Change in Control” and a “Triggering Event” (as those terms are defined in the Amended and Restated Change in Control Agreement, dated December 29, 2008, between the Company and the Executive (the “Change in Control Agreement”)) under circumstances entitling the Executive to payments and benefits as specified in Article II, Paragraph 1 of the Change in Control Agreement, payments to the Executive will be governed by the Change in Control Agreement and the Executive shall not be entitled to any additional benefits under this Employment Agreement except as to that portion of any unpaid salary and other benefits accrued and earned by the Executive hereunder up to and including the Termination Date (as defined in Paragraph 5(f)).
3.	Compensation.

During the term of this Employment Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3.
(a)	The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) of not less than Two Hundred Forty Thousand Dollars ($240,000) per annum, subject to such increases as the Board may approve.

(b)	In addition to an annual base salary, if the Executive achieves the factors and criteria for bonus payments hereinafter described for any fiscal year of the Company throughout which the Executive is employed by the Company, then the Company shall pay to the Executive bonus compensation for such fiscal year, not later than 75 days following the end of the fiscal year, determined and calculated in accordance with the percentages set forth on Exhibit A attached hereto. The Company’s award of bonus compensation to the Executive shall be determined by the factors and criteria, including the financial performance of the Company and the performance by the Executive of his duties hereunder, that may be established from time to time for the calculation of bonus awards by the Executive Compensation Committee (the “Committee”) of the Board. (Note that in certain circumstances the Executive may be entitled to a pro rata bonus for a partial fiscal year of the Company as provided in Paragraph 4(a) or 5(d).)

(c)	The Company shall provide to the Executive such life, disability, medical, hospitalization and dental insurance for the Executive, his spouse and eligible family members as may be determined by the Board to be consistent with industry standards.

(d)	The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Employment Agreement shall or shall be deemed to in any way affect the Executive’s rights and benefits thereunder except as expressly provided herein).

(e)	The Executive shall be entitled to such periods of vacation and sick leave allowance each year as are determined by the Chief Executive Officer or the President of the Company in his reasonable and good faith discretion, which in any event shall be not less than four weeks per year or as otherwise provided under the Company’s vacation and sick leave policy for executive officers.

(f)	The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, including, without limitation, outperformance award plans. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing documents of the particular plan.

(g)	The Company shall reimburse the Executive or provide the Executive with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

(h)	The Company shall name the Executive as a social member under the Company’s membership at Barrington Country Club during the term of this Employment Agreement, shall bear the cost of regular social membership fees, assessments and dues incurred there during the term of this Employment Agreement and shall reimburse the Executive for the amount of any charge actually and reasonably incurred at Barrington Country Club in the conduct of the Company’s business.
4.	Payment in the Event of Death or Disability.

(a)	Except as otherwise provided in Paragraph 4(a)(i), in the event of the Executive’s death or if the Company terminates the Executive’s employment by reason of the Executive becoming “disabled” (as hereinafter defined) during the term of this Employment Agreement, the Company shall pay to the Executive (or the successors and assigns of the Executive in the event of his death) an amount equal to the sum of (x) the Executive’s then effective per annum rate of salary, as determined under Paragraph 3(a), plus (y) a bonus amount prorated up to and including the Termination Date and determined as specified in Paragraph 4(a)(ii) (a “Pro Rata Bonus Amount”), and shall continue the benefits described in Paragraph 3(c) for the Executive (except in the case of death) and the Executive’s family for a period of one (1) year.
(i)	The Company will not be obligated to pay or provide any of the amounts or benefits specified in Paragraph 4(a) unless either (A) the Company is deemed to have waived the obligation to provide a Release as provided in Paragraph 6(b) or (B) the Executive or the Executive’s personal representative has timely executed a Release as contemplated by Paragraph 6(c) and has not revoked such Release during any applicable revocation period.

(ii)	The Pro Rata Bonus Amount shall be determined by first calculating a pro forma full year annual bonus amount for the Executive for the entire fiscal year in which the termination occurs in the manner specified in the last sentence of this Paragraph 4(a)(ii) and then multiplying the amount of the pro forma full year annual bonus amount (so calculated) by a fraction, the numerator of which is the number of days in that portion of the fiscal year ending on the Termination Date and the denominator of which is the number of days in the entire fiscal year. The pro forma full year annual bonus amount shall be calculated on the same date and in the same manner as if the Executive’s employment had continued throughout the end of the fiscal year, using actual results for the entire fiscal year, and, insofar as the Executive’s individual performance may be a factor, assuming that the Executive had performed throughout the fiscal year at the same level at which the Executive actually performed during the fiscal year up to the Termination Date.
(b)	The Company will pay the amount equal to one year of salary pursuant to Paragraph 4(a)(x) (i) in the event of the Executive’s death, as soon as practicable following the Executive’s death, but in no event later than March 15 of the year after the year in which the Executive’s death occurs (provided that neither the Executive nor the Executive’s estate may designate the taxable year of payment), and (ii) in the event of the Company’s termination of the Executive’s employment by reason of the Executive’s becoming disabled, except as otherwise provided in Section B.2 of the Tax Provision Exhibit attached to this Employment Agreement as Exhibit B, during the Seventh Month after the Termination Date (as defined in Section B.1 of the Tax Provision Exhibit). The Company will pay the Pro Rata Bonus Amount pursuant to Paragraph 4(a)(y) on the date on which the Company generally pays bonuses for the fiscal year during which the termination of employment occurred (but not later than March 15 of the immediately following year). To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of the benefits described in Paragraph 3(c) will be subject to Sections B.1 and B.3 of the Tax Provision Exhibit if and to the extent either of those sections is applicable according to its terms.

(c)	For purposes of this Employment Agreement, the Executive shall become “disabled” only in the event of a permanent disability. Executive’s “disability” shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of disability shall be such one hundred twentieth (120th ) or ninetieth (90th ) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive’s disability from the other, dispute that the Executive’s permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio, area and, unless such physician shall issue a written statement to the effect that in the physician’s opinion, based on the physician’s diagnosis, the Executive is capable of resuming his employment and devoting full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.
5.	Termination.
(a)	The employment of the Executive under this Employment Agreement, and the terms hereof, may be terminated by the Company:
(i)	on the death of the Executive or if the Executive becomes disabled (as previously defined);

(ii)	for cause at any time by action of the Board. For purposes hereof, the term “cause” shall mean:
(A)	The Executive’s fraud, commission of a felony or of an act or series of acts which result in material injury to the business reputation of the Company, commission of an act or series of repeated acts of dishonesty which are materially inimical to the best interests of the Company, or the Executive’s willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to the Executive; or

(B)	The Executive’s material breach of any provision of this Employment Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to the Executive; or
(iii)	without cause pursuant to written notice provided to the Executive not less than ninety (90) days in advance of the Termination Date.

The exercise by the Company of its rights of termination under this Paragraph 5 shall be the Company’s sole remedy if such right to terminate arises. Upon any termination of this Employment Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company.
(b)	In the event of a termination claim by the Company to be for “cause” pursuant to Paragraph 5(a)(ii), the Executive shall have the right to have the justification for said termination determined by arbitration in Cleveland, Ohio. In order to exercise such right, the Executive shall serve on the Company within thirty (30) days after termination a written request for arbitration. The Company immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the question of “cause” shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, the Executive shall continue to receive all compensation and benefits to which the Executive is entitled hereunder, and if at any time during the pendency of such arbitration the Company fails to pay and provide all compensation and benefits to the Executive in a timely manner the Company shall be deemed to have automatically waived whatever rights it then may have had to terminate the Executive’s employment for cause. Expenses of the arbitration shall be borne equally by the parties except as otherwise determined by the arbitrator.
(c)	In the event of termination for any of the reasons set forth in subparagraph (a) of this Paragraph 5, except as otherwise provided in Paragraphs 3(d), 4(a) and 5(d), the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by the Executive hereunder up to and including the Termination Date.

(d)	Except as provided in Paragraph 5(d)(i), in the event of the termination by the Company of the Executive without “cause” (other than as described in Paragraph 2(e)), or in the event of a termination by the Executive for reasons set forth in Paragraph 2(c), the Company shall pay to the Executive an amount equal to the sum of (x) the Executive’s then effective per annum rate of salary, as determined under Paragraph 3(a), plus, (y) a Pro Rata Bonus Amount (determined in the same manner as provided in Paragraph 4(a) in the event of termination due to death or disability), and shall continue the benefits described in Paragraph 3(c) for a period of one (1) year.
(i)	The Company will not be obligated to pay or provide any of the amounts or benefits specified in Paragraph 5(d) unless either (A) the Company is deemed to have waived the obligation to provide a Release as provided in Paragraph 6(b) or (B) the Executive has timely executed a Release as contemplated by Paragraph 6(c) and has not revoked such Release during any applicable revocation period.
(e)	Except as otherwise provided in Section B.2 of the Tax Provision Exhibit, (i) the Company will pay the amount equal to one year of salary pursuant to Paragraph 5(d)(x) during the Seventh Month after the Termination Date. The Company will pay the Pro Rata Bonus Amount pursuant to Paragraph 5(d)(y) on the date on which the Company generally pays bonuses for the fiscal year during which the termination of employment occurred (but not later than March 15 of the immediately following year). To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of the benefits described in Paragraph 3(c) will be subject to Sections B.1 and B.3 of the Tax Provision Exhibit if and to the extent either of those sections is applicable according to its terms.

(f)	For all purposes of this Employment Agreement, the term “Termination Date” means the date on which the Executive’s employment with the Company terminates.

6.	Release. This Paragraph 6 will apply only upon termination of the Executive’s employment (x) by reason of death or disability (as contemplated by Paragraph 4) or (y) by the Company without “cause” or by the Executive for reasons set forth in Paragraph 2(c) (as contemplated by Paragraph 5(d)).
(a)	Presentation of Release by the Company. If this Paragraph 6 applies, the Company may present to the Executive (or in the case of the Executive’s death or legal incapacity, to the Executive’s personal representative), not later than 21 days after the Termination Date, a form of release (a “Release”) of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that the Executive or the Executive’s assigns have or may have against the Company or any subsidiary, and the directors, officers, and affiliates of any of them, in such form as may reasonably be presented by the Company together with a covering message in which the Company advises the Executive (or the Executive’s personal representative) that the Release is being presented in accordance with this Paragraph 6 and that a failure by the Executive (or the Executive’s personal representative) to execute and return the Release as contemplated by Paragraph 6(c) would relieve the Company of the obligation to make payments otherwise due to the Executive (or to the Executive’s personal representative) under one or more portions of either of Paragraph 4(a) or Paragraph 5(d), as the case may be.

(b)	Effect of Failure by the Company to Present Release. If the Company fails to present a Release and covering message to the Executive (or the Executive’s personal representative) as contemplated by Paragraph 6(a) within 21 days of the Termination Date, the Company will be deemed to have waived the requirement that the Executive (or the Executive’s personal representative) execute a Release as a condition to receiving payments under any portion of either of Paragraph 4(a) or Paragraph 5(d), as the case may be.

(c)	Execution of Release by the Executive or the Executive’s Personal Representative. If the Company does present a Release and covering message to the Executive (or the Executive’s personal representative) as contemplated by Paragraph 6(a) within 21 days of the Termination Date, the Executive (or the Executive’s personal representative) will have until 50 days after the Termination Date (i.e., at least 29 days after presentation of the Release to the Executive (or the Executive’s personal representative)) within which to deliver an executed copy of the Release to the Company and thereby satisfy the condition to receiving payments under any portion of either of Paragraph 4(a) or Paragraph 5(d), as the case may be, provided that the Executive (or the Executive’s personal representative) does not revoke the execution of the Release during any applicable revocation period.

(d)	Effect of Failure to Execute Release or of Revocation of Release. If the Executive (or the Executive’s personal representative) fails to deliver an executed copy of the Release to the Company within 50 days after the Termination Date or revokes the execution of the Release during any applicable revocation period, the Executive (or the Executive’s personal representative) will be deemed to have waived the right to receive all payments under either of Paragraph 4(a) or Paragraph 5(d), as the case may be, that were conditioned on the Release.
7.	Covenants and Confidential Information.
(a)	The Executive acknowledges the Company’s reliance and expectation of the Executive’s continued commitment to performance of the Executive’s duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company, during the term of this Employment Agreement and for a period of one (1) year thereafter (and, as to clause (ii) of this subparagraph (a), at any time during and after the term of this Employment Agreement), the Executive shall not, directly or indirectly do or suffer either of the following:
(i)	own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing commercial shopping centers; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant; or

(ii)	disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives or (E) is required to be disclosed by rule of law or by order of a court or governmental body or agency.
(b)	The Executive will not directly or indirectly during the term of this Employment Agreement and for a period of one (1) year after the expiration of this Employment Agreement or the termination of Executive’s employment for any reason, solicit or induce or attempt to solicit or induce any employee(s) of the Company and/or any subsidiary, affiliated or related companies to terminate their employment with the Company and/or any subsidiary, affiliated or related companies.

(c)	The Executive agrees and understands that the remedy at law for any breach by the Executive of this Paragraph 7 will be inadequate and that the damages following from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this Paragraph 7, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 7 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 7 which may be pursued or availed of by the Company.

(d)	The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 7, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
8.	Tax Provision Exhibit.
All of the terms of the Tax Provision Exhibit attached to this Employment Agreement as Exhibit B are hereby incorporated in this Employment Agreement as fully as if those terms were included in the main text of this Employment Agreement.

9.	Miscellaneous.
(a)	The Executive represents and warrants that the Executive is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit the Executive from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

(b)	During the term of this Employment Agreement and thereafter, the Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during the Executive’s period of employment with the Company and its predecessors, and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of the Executive’s employment with it or its predecessors. The Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the term of employment.

(c)	The provisions of this Employment Agreement are severable and if any one or more provision may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provision and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(d)	The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.

(e)	Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cleveland, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 9(e) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of the covenants contained in Paragraph 7 hereof.

(f)	Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the

United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention: President, and if mailed to the Executive, shall be addressed to the Executive at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other.
(g)	The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(h)	This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(i)	This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

(j)	Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

(k)	Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.
               IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the day and year first set forth herein.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Daniel B. Hurwitz
Daniel B. Hurwitz, President and
Chief Operating Officer

/s/ John S. Kokinchak
JOHN S. KOKINCHAK

EXHIBIT A
INCENTIVE OPPORTUNITY
Bonus As
% of Salary

Threshold	Target	Maximum
20%	40%	80%
Annual Long-Term Compensation
As % of Salary Plus Bonus

Threshold	Target	Maximum
12.5%	25%	50%

Exhibits Page 1 of 5

EXHIBIT B
Tax Provision Exhibit
280G Gross-Up and Compliance with Section 409A
A.	Gross-Up of Payments Deemed to be Excess Parachute Payments.
A.1	Acknowledgement; Determination by Accounting Firm. The Company and the Executive acknowledge that, following a Change in Ownership or Control, one or more payments or distributions to be made by the Company or an affiliated entity to or for the benefit of the Executive under this Employment Agreement or the Change in Control Agreement (including, without limitation, the issuance of common shares of the Company; the granting or vesting of restricted shares; and the granting, vesting, exercise or termination of options) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by the Company or its affiliated entity for Federal income tax purposes and with respect to which the Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code. If a Change in Ownership or Control occurs, either the Executive or the Company may direct the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, will make all determinations required to be made under this Section A.1, to determine whether any Payment will be an excess parachute payment and to communicate its determination, together with detailed supporting calculations, to the Company and to the Executive within 30 days after its receipt of the direction from the Executive or the Company, as the case may be. The Company and the Executive will cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations.

A.2	Gross-Up Payments. If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), the Company will make additional cash payments (each, a “Gross-Up Payment”) to the Executive, from time to time in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments (other than in respect of or regarding any units or awards granted or vested pursuant to any Performance Unit Agreement between the Executive and the Company, or any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company) had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. The Company’s obligation to make Gross-Up Payments under this Section A is not contingent on termination of the Executive’s employment with the Company. The Company will make each Gross-Up Payment to the Executive within 30 days of the time that the related Payment constituting an excess parachute payment is paid or provided to the Executive.

A.3	Further Gross-Up Payments as Determined by the IRS. If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, the Company will make further Goss-Up Payments to the Executive in cash and in such amounts as are necessary to put the Executive in the same position, after payment

Exhibits Page 2 of 5

of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments (other than in respect of or regarding any units or awards granted or vested pursuant to any Performance Unit Agreement between the Executive and the Company, or any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company) had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. The Company will make any additional Gross-Up Payments required by this Section A.3 not later than the due date of any payment indicated by the Internal Revenue Service with respect to the underlying matters to which the additional Gross-Up relates.

A.4	Contest of IRS Determination by the Company. If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, the Executive will, upon receipt from the Company of an unconditional written undertaking to indemnify and hold the Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company’s sole expense. Nothing in this Section A will require the Executive to incur any expense other than expenses with respect to which the Company has paid to the Executive sufficient sums so that after the payment of the expense by the Executive and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon the Executive as a result of the Executive’s receipt of that payment, the net effect is no cost to the Executive. Nothing in this Section A will require the Executive to extend the statute of limitations with respect to any item or issue in the Executive’s tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, the Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, the Executive will promptly pay to the Company such amount as will leave the Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that the Executive would have been in if the refunded excise tax had never been paid. To assure compliance with Section 409A, the Company will make payments to the Executive with respect to expenses as contemplated in this Section A.4 subject to and as provided in Sections B.1 and B.3.

A.5	Accounting Firm Fees and Expenses. The Company will bear and pay all fees and expenses of the Accounting Firm for services performed pursuant to this Section A (“Applicable Fees and Expenses”). To assure compliance with Section 409A, the Company will pay any Applicable Fees and Expenses subject to and as provided in Sections B.1 and B.3.
B.	Compliance with Section 409A.
B.1	Six Month Delay on Certain Payments, Benefits, and Reimbursements. If the Executive is a “specified employee” for purposes of Section 409A, as determined under the Company’s policy for determining specified employees on the Termination Date, each payment, benefit, or reimbursement paid or provided under this Employment Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than

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payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if the Executive dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only through the date of the Executive’s death and thereafter paid or provided not later than 30 days after the date of death.

B.2	Earlier Payment if Not a Specified Employee. If the Executive is not a “specified employee” for purposes of Section 409A, as determined under the Company’s policy for determining specified employees on the Termination Date, any lump sum payment based on base salary that is to be made by the Company to the Executive pursuant to either of Paragraph 4(a) or 5(d) will be made by the Company to the Executive during the 30-day period that begins exactly 60 days after the Termination Date rather than during the Seventh Month after the Termination Date.

B.3	Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits described in Paragraph 3(c) pursuant to either of Paragraph 4(a) or 5(d) or pursuant to any other section of this Employment Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits described in Paragraph 3(c) pursuant to either of Paragraph 4(a) or 5(d) or pursuant to any other section of this Employment Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (a) any reimbursement of eligible expenses will be paid within 30 days following the Executive’s written request for reimbursement; provided that the Executive provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement within the time periods required by Section 409A; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

B.4	Compliance Generally. Each payment or reimbursement and the provision of each benefit under this Employment Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. The Company and the Executive intend that the payments and benefits provided under this Employment Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A. This Employment Agreement is to be construed, administered, and governed in a manner that effects that intent and the Company will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Employment Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

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B.5	Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with the Company within the meaning of Section 409A. The Executive and the Company will take all steps necessary (including taking into account this Section B.5 when considering any further agreement regarding provision of services by the Executive to the Company after the Termination Date) to ensure that (a) any termination of employment under this Employment Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which the Executive experiences a “separation from service” within the meaning of Section 409A.
C.	Definitions.
C.1	Accounting Firm. The term “Accounting Firm” means the independent auditors of the Company for the fiscal year immediately preceding the earlier of (a) the year in which the Termination Date occurred, or (b) the year, if any, in which occurred the first Change of Control occurring after the date of this Employment Agreement, and that firm’s successor or successors; unless that firm is unable or unwilling to serve and perform in the capacity contemplated by this Employment Agreement, in which case the Company must select another accounting firm that (x) is of recognized regional or national standing and (y) is not then the independent auditors for the Company or any affiliated corporation.

C.2	Change in Ownership or Control. The term “Change in Ownership or Control” has the meaning given to that term (without initial caps) in the Treasury Regulations published under Section 280G.

C.3	Sections 280G, 409A, and 4999. Each of the terms “Section 280G,” “Section 409A,” and “Section 4999,” respectively, means that numbered section of the Internal Revenue Code. References in this Employment Agreement to any of these sections are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to that specific section by the U.S. Department of Treasury or the Internal Revenue Service.

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